Exhibit 10.19
FORM OF LEASE AGREEMENT
(GROSS)
THIS LEASE AGREEMENT (this “Lease”), dated __________ (the “Effective Date”), is made by and between MINIMED PUERTO RICO OPERATIONS LLC (“Landlord”), and MEDTRONIC PUERTO RICO OPERATIONS CO. (“Tenant”).
RECITALS
WHEREAS, Tenant previously owned and occupied that certain building, comprised of approximately ____________ square feet (the “Building”), located on certain real property known as Road 31, Km. 24, Hm 4, Ceiba Norte Industrial Park, in Juncos, Puerto Rico, and more particularly described on Exhibit A-1 attached hereto and incorporated herein by reference (the “Land”);
WHEREAS, Landlord and Tenant have entered into certain transactions whereby Tenant or its Affiliate(s) transferred assets and liabilities of its diabetes business to Landlord or its Affiliate(s) (the “Separation”); and
WHEREAS, in connection with the Separation and concurrently herewith, Tenant has conveyed the Land and the Building (together, the “Property”) to Landlord, and Landlord and Tenant intend to jointly occupy the Building pursuant to the terms and conditions of this Lease.
NOW, THEREFORE, in consideration of the mutual promises, covenants and conditions set forth below, and other valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, Landlord and Tenant hereby agree as follows:
AGREEMENT
Section 1. Premises; Common Areas.
(a)    Subject to the terms and conditions herein contained, Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, those areas within the Building described on Exhibit A-2 attached hereto and incorporated herein by reference (the “Premises”), containing approximately ___________ rentable square feet in the aggregate. Tenant acknowledges and agrees that, subject to the ongoing obligations of maintenance and repair by Landlord as set forth herein, Tenant is accepting the Premises in its “AS IS” “WHERE IS” condition, and without any improvements and/or alterations to be constructed by Landlord.
(b)    Tenant and its employees and invitees shall have the non-exclusive right to use, in common with Landlord, those portions of the Property that are not labeled as “Premises” or “Landlord Premises” on Exhibit A-2 attached hereto and incorporated herein by reference, including, without limitation, any lobbies, hallways, dock areas, loading docks, plazas, drive aisles, sidewalks, certain parking areas as described in this Lease, corridors, fire vestibules, elevators, foyers, electric and telephone closets, stairways, restrooms, breakrooms, mechanical rooms, janitorial closets, and other similar facilities located within such portions of the Property (collectively, the “Common Areas”). Landlord is responsible for the operation, management, and maintenance of the Common Areas, and the manner in which the Common Areas are operated, managed and maintained shall be reasonably consistent with that of other buildings in Juncos, Puerto Rico, which buildings are comparable in quality of appearance, services, and amenities (the “Comparable Buildings”), and the use thereof shall be subject to such uniformly applied rules as Landlord and Tenant may mutually agree from time to time. Landlord reserves the right to temporarily close elements of the Common Areas in connection with Landlord’s performance of its maintenance and repair obligations hereunder; provided, however, such closures shall not materially and adversely interfere with Tenant’s use or occupancy of the Premises pursuant to the terms of this Lease, and Landlord shall ensure continued access to the Premises and use commercially reasonable efforts to minimize any interference with Tenant’s use and occupancy of the Premises pursuant to the terms of this Lease during the period of such closure. Landlord shall have the right to construct new improvements or otherwise make modifications or alterations to the Common Areas or the Landlord Premises without the prior consent of Tenant; provided, that such improvements, modifications or alterations do not (i) materially reduce the size of the Common Areas or alter the intended purpose of the Common Areas (without providing suitable alternative space offering similar purposes of such Common Areas to be modified) or otherwise result in material changes to the use or utility of the Common Areas (including, without limitation, access thereto), (ii) result in changes to the structural or mechanical elements of the Building such that the Premises would be relocated or reduced or expanded in size, or the mechanical operations or utility services provided with respect to the Premises or the Common Areas would be diminished or changed in any way which would materially and adversely interfere with the quiet and comfortable enjoyment thereof, or (iii) result in any materially unreasonable interference with Tenant’s use and occupancy of the Premises, including, as a result of limitations on access, increased noise, dust or vibrations, disruption of utility services, decreased safety or security conditions, or increased obligations or liabilities of Tenant on account thereof. Tenant shall have no right to perform any improvements, modifications, or alterations with respect to the Common Areas or the Premises, except as permitted in accordance with the terms and conditions of this Lease, including Section 11 hereof.
(c)    Tenant’s and Landlord’s use of parking areas comprising the Common Areas shall be subject to the following terms and conditions:
(i)    Parking is available 24/7 at the Building. The remote solar parking area upon the Property is accessible from 4:30 a.m. to 11:00 p.m., Monday through Friday. Tenant shall bear all costs associated with any requests by Tenant to change the established parking schedule.
(ii)    Vehicle access to the main parking area adjacent to the Building is controlled automatically through the use of employee badges to operate the entry gate, while access to the remote solar parking area upon the Property is managed by security personnel who verify car authorization stickers displayed on the windshield.
(iii)    Tenant shall be assigned up to four hundred fifty (450) parking permits for use of the parking areas comprising the Common Areas. Requests for additional permits must be submitted in writing and will be subject to Landlord’s discretion for approval.
(iv)    Other than those stalls that may be specifically marked as reserved (e.g., senior management, handicapped stalls and/or stalls reserved for expectant mothers), parking stalls within the parking areas comprising the Common Areas shall be used on an unreserved, first-come-first-serve basis.
No other parking rights are conferred upon Tenant with respect to the Land pursuant to this Lease.
Section 2. Lease Term.
(a)    Landlord has delivered actual possession of the Premises to Tenant as of the Effective Date, and such shall be known herein as the “Commencement Date.”
(b)    The term of this Lease shall be for ten (10) years (the “Lease Term”), beginning on the Commencement Date. The date that the Lease Term ends, whether on the last day thereof pursuant to the stated terms of this Lease or such earlier date as this Lease is terminated by its terms, including, without limitation, any exercise by Tenant of the Termination Right (as defined in Section 2(d) below), is referred to herein as the “Expiration Date.”
(c)    In the event that Tenant notifies Landlord at least one hundred eighty (180) days prior to the expiration of the Lease Term that Tenant desires to renew the Lease, Landlord and Tenant shall negotiate in good faith to determine whether mutually agreeable terms may be reached with respect to any such renewal. Nothing in this Section 2(c) shall require Landlord or Tenant to agree on a renewal of this Lease, and any terms negotiated with respect thereto are intended to be at arms-length.
(d)    Notwithstanding anything to the contrary in this Lease, Tenant shall have the right, in its sole and absolute discretion and without any fee or penalty, to terminate this Lease at any time during the Lease Term upon at least one (1) year prior written notice to Landlord (the “Termination Notice”), and the date specified in such Termination Notice as the termination date (the “Early Termination Date”) shall thereafter be the Expiration Date of this Lease. Tenant shall remain subject to the terms and conditions of this Lease through the Early Termination Date.

Section 3. Base Rent.
(a)    Commencing on the Commencement Date, Tenant shall pay monthly base rent (“Base Rent”) of _____________________ and ___/100 Dollars ($___________) to Landlord for the Premises, payable on the first day of each calendar month during the Lease Term, provided, however, that with respect to the first month of the Lease Term, Tenant shall have a period of thirty (30) days following the Commencement Date to pay the Base Rent applicable to such month, subject to pro-ration in accordance with the following sentence, as applicable. If Tenant’s obligation to pay Base Rent relates to only a part of a month at the beginning or the end of the Lease Term, Tenant shall pay Landlord a proportionate part of the applicable monthly installment for each such partial month, which shall be payable at the same time as the first or last (as applicable) monthly installment is due under this Lease. For each year following the first anniversary of the Commencement Date (each a “Lease Year”), the Base Rent payable during each month of each subsequent Lease Year during the Lease Term shall be an amount equal to the Base Rent payable per month in the Lease Year immediately preceding the current Lease Year multiplied by one hundred and three percent (103%).
(b)    Base Rent and all other amounts however occurring or described in this Lease as becoming due from Tenant to Landlord hereunder (collectively, “Rent”) shall be paid in lawful money of the United States to Landlord at the address specified for Landlord herein, or in such other manner as may be specified by Landlord in writing in advance. The payment of Rent hereunder is independent of each and every other covenant and agreement contained in this Lease.
Section 4. Gross Rent. The Base Rent provided for herein is intended to be “gross rent,” and Tenant shall not be required to make any separate payment or contribution to real estate taxes, utilities, repairs, improvements, or insurance related to the Property. It is intended between Landlord and Tenant that, except for any liabilities of Tenant hereunder on account of negligence or willful misconduct, the only amount payable by Tenant hereunder shall be Base Rent.
Section 5. Use of Premises.
(a)    Tenant may use and occupy the Premises for manufacturing, assembly, production, storage, general office, and incidental purposes related thereto. Tenant must procure, at its sole expense, any permits and licenses required to conduct Tenant’s business in the Premises and otherwise comply with all applicable laws pertaining to Tenant’s business and its use of the Premises, as same may now or hereafter exist from time to time; provided, however, that Tenant shall not be required to incur any expense or to perform any additional construction, unless the need for such compliance or construction is solely caused by Tenant’s manner of, or specific use of, the Premises for the conduct of Tenant’s specific business.
(b)    Tenant shall act in accordance with, and not violate, any restrictions or covenants of record as of the Commencement Date with respect to the Property. Except for Mortgages on the fee interest in the Property where Landlord has complied with the terms of Section 16 below, Landlord may hereafter encumber the Property only with Tenant’s prior written consent, provided that such consent shall not be withheld, conditioned or delayed so long as the proposed encumbrance will not materially and adversely interfere with Tenant’s use or occupancy of the Premises pursuant to the terms of this Lease. Tenant shall not use or occupy the Premises in violation of applicable laws or of the certificate of use or occupancy issued for the Building of which the Premises are a part and shall immediately discontinue any use of the Premises which is declared by any governmental authority having jurisdiction to be a violation of applicable laws.
(c)    Tenant shall not do nor permit to be done anything upon the Premises which will invalidate or increase the cost of any casualty or extended coverage insurance policy covering the Building and/or property located therein, and shall comply with all rules, orders, regulations and requirements of the appropriate Fire Rating Bureau or any other organization performing a similar function. Tenant shall not do nor permit anything to be done in, on or about the Premises which would materially and adversely obstruct or interfere with the rights of other occupants of the Building, including, Landlord, or use or allow the Premises to be used for any immoral or unlawful purpose.
(d)    Notwithstanding anything in the Lease to the contrary, Tenant and its employees shall have access to the Premises and Common Areas, twenty-four (24) hours per day, seven (7) days per week, except that Tenant shall only have the right to use the remote solar parking area servicing the Property during designated operating hours.
(e)    Except as otherwise provided under that certain Transition Services Agreement dated on or about the date hereof, by and between Landlord and Tenant or their respective Affiliates (the “Transition Services Agreement”), or any other services agreement entered into between Landlord and Tenant or their respective Affiliates relative to the operation of their respective businesses at the Property, during the entirety of the Lease Term, Landlord and Tenant shall each procure any permits and licenses required to conduct their respective businesses and activities upon the Property, and shall otherwise comply with all applicable laws and regulations pertaining to its business and its use of the Property. Each of Landlord and Tenant shall be solely liable for any losses arising from such party’s failure to procure required permits or otherwise comply with applicable laws and regulations in their respective use of the Property, including, without limitation, any Claims incurred by the other party as a result of any such failure, in accordance with the terms of Section 23 below. Pursuant to Tenant’s business operations on the Property, Tenant undertakes or may undertake certain sterilization activities utilizing ethylene oxide (“EtO”) including the delivery, use, processing, packaging, storage and disposal of EtO or Tenant’s products that are processed with EtO (“Tenant EtO Activities”). Pursuant to Landlord’s business operations on the Property, Landlord undertakes certain storage of products that have been sterilized with EtO and may engage in other activities involving EtO in the future (“Landlord EtO Activities”). For the sake of clarity, (i) Landlord shall have no responsibility in overseeing Tenant EtO Activities, Landlord’s business operations on the Property do not in any way interact with Tenant EtO Activities, and Landlord accepts no responsibility for any Claims arising out of

Tenant EtO Activities, and (ii) Tenant shall have no responsibility in overseeing Landlord EtO Activities, Tenant’s business operations on the Property do not in any way interact with Landlord EtO Activities, and Tenant accepts no responsibility for any Claims arising out Landlord EtO Activities. Tenant shall be solely responsible for obtaining and maintaining any permits and complying with all laws as required for Tenant EtO Activities it undertakes on the Property and shall be solely liable for any losses or Claims Landlord incurs arising from such Tenant EtO Activities on the Property in accordance with the terms of Section 23 below. Landlord shall be solely responsible for obtaining and maintaining any permits and complying with all laws as required for Landlord EtO Activities it undertakes on the Property and shall be solely liable for any losses or Claims Tenant incurs arising from such Landlord EtO Activities on the Property in accordance with the terms of Section 23 below.
Section 6. Landlord Services.
(a)    Separate from any obligations of Landlord or Tenant in the Transition Services Agreement or any other services agreement entered into between Landlord and Tenant relative to the operation of their respective businesses at the Property, Landlord will provide all of the following utilities and services during the Lease Term, all in a manner no less than those provided for Comparable Buildings with a ‘gross-rent’ structure:
(i)    Electricity and water for the Premises, as reasonably necessary for the uses permitted under this Lease, except to the extent those utilities are separately metered or sub-metered to the Premises.
(ii)    Heat and air-conditioning as reasonably necessary for Tenant’s comfortable use and occupancy of the Premises twenty-four (24) hours a day, seven (7) days a week.
(iii)    Hot water at those points of supply provided for the general use of Tenant and other tenants of the Building.
(iv)    General janitorial and cleaning services for the Premises and Common Areas, five (5) days per week, excluding federal holidays on which banks are closed, and including vacuuming, sweeping, dusting, trash removal, carpet cleaning, etc.
(v)    Light bulb replacement in the Common Areas.
(vi)    Elevator service at all times, if the Building is equipped with elevator(s).
(vii)    Exterior window cleaning for the Building, landscaping, and regular sweeping and prompt trash and debris removal for the parking areas and walkways serving the Building.

(viii)    Regular maintenance and servicing of lavatory facilities, toilets, sinks, and faucets located within the Premises and Common Areas, including soap, paper towels, and toilet tissue.
(ix)    Electric power for lighting and outlets; and
(x)    Electrical and mechanical maintenance services during the normal business hours of the Building.
(b)    Landlord shall provide and maintain adequate connections for all public and other utilities and related services rendered or furnished to the Property. Landlord shall cause all utility lines and equipment, which are located in the Building (or on the Property) and are otherwise used in connection with providing utility service to the Premises, to be maintained in good repair and condition to the extent such utility lines and equipment are the property of the Landlord. Landlord shall not be liable to Tenant for any loss or damage occasioned by interruption of utility services; provided, however (i) Landlord shall be obligated to use commercially reasonable efforts to obtain the resumption of such utility services as quickly as is reasonably possible (unless such interruption of service was caused by the utility provider or Tenant’s failure to pay utility providers or the willful misconduct or the negligence of Tenant, Tenant’s employees, agents, contractors or anyone acting by, through or under Tenant), and (ii) if any utility service is interrupted as a result of acts or omissions of Landlord, its agents, employees or contractors, leading to material and adverse impact on Tenant operations, then without limiting any other right or remedy of Tenant pursuant to Section 15(c) below, there shall be an equitable abatement of Base Rent based upon the length of time during which such interruption continues, and the portion of the Premises that are unusable as a result of such interruption. Without limiting the foregoing, in the event that utility service is interrupted for any reason (regardless of cause), such interruption lasts more than seven (7) continuous days, and the Premises are unusable as a result of such interruption, Tenant shall have the right to terminate this Lease upon one hundred eighty (180) days’ prior written notice to Landlord if utility service is not restored prior to the date of termination;
(c)    Other than those services provided by Landlord pursuant to the terms of this Section 6, Tenant shall provide all services necessary or desirable for its use of the Premises, including, but not limited to, telecommunication and data transmission services. All services obtained by Tenant with respect to the Premises shall be subject to Landlord’s prior written approval, which shall include approval of any proposed third-party vendors requiring access to the Property; provided, however, that Landlord’s approval shall not be unreasonably withheld, conditioned or delayed.
In the event that Landlord is prohibited from providing the services required by this Section 6 on account of a casualty event or such other circumstance outside the reasonable control of Landlord, wherein such services are only partially available to the Property (e.g., diminished electricity voltage or rolling blackouts), Landlord and Tenant shall work together in good faith to ensure that available services are equitably provided to both the Premises and the Landlord Premises, or in such other manner as may be mutually agreed between Landlord and Tenant. Landlord and Tenant shall work together in good faith to take such precautions and/or remedial measures as are reasonably necessary to minimize any disruptions to the operations of Landlord and Tenant at the Property on account of any casualty event (including, without limitation, any hurricanes that may be forecasted with reasonable probability to affect the Property), and any disruptions shall be reasonably apportioned between Landlord and Tenant in an equitable manner where feasible under the circumstances. Upon twenty-four (24) hours prior notice to Landlord, Tenant shall have the right to review (which may include obtaining copies) any security camera footage maintained by Landlord with respect to the Building or the Property where Tenant has a reasonable basis for requesting such security camera footage; provided, however, that Landlord shall have no obligation to install or maintain security cameras upon the Property or within the Building, and Landlord shall have no obligation to retain security camera footage beyond the period customarily retained by Landlord.
Section 7. Utilities. All utility costs attributable to Tenant’s use and occupancy of the Premises are included in the amount of Base Rent payable by Tenant hereunder. Neither Landlord nor Tenant shall overload the electrical wiring serving the Building, nor shall their respective use of utility services exceed the capacity of the feeders, pipes, wiring, conduits, and risers servicing the Building that are in place as of the Effective Date (subject to repair and replacement as required). Tenant shall install at its own expense, but only after obtaining Landlord’s written approval, any additional electrical wiring which may be required in connection with Tenant’s use of the Premises for the uses permitted hereunder. Notwithstanding the foregoing, if Landlord’s electricity usage at the Property is unreasonably disproportionate to Tenant’s electricity usage at the Property, taking into account such factors as occupied square footage, and the quantity and electrical draw of equipment operated, then any additional wiring required to continue Tenant’s use of the Premises in material conformance with the electricity historically used by Tenant prior to the Commencement Date shall be the sole cost of Landlord. It is the intention of the parties that neither Landlord nor Tenant shall consume a disproportionate amount of electricity at the Property which would require the other to materially reduce their electrical draw or otherwise incur costs of installing new electrical wiring. Any new wiring required as a result of disproportionate consumption should be at the sole cost of the party causing such disproportionate consumption. If Tenant desires to use heat, ventilation or air conditioning during hours other than normal business hours, Tenant shall give Landlord such prior notice, if any, as Landlord shall from time to time establish as appropriate, of Tenant’s desired use in order to supply such utilities, and Landlord shall supply such utilities to Tenant without additional cost or expense to Tenant.
Section 8. Condition and Care of Property.
(a)    Landlord and Tenant shall cause their respective use (to include use by their respective employees, agents, and invitees) of the Common Areas to be clean, orderly, and respectful of the non-exclusive rights of others with respect to such areas.

(b)    Subject to Section 8(c) below, Landlord shall, at its sole cost and expense and without contribution by Tenant, (i) remedy any latent defects materially impacting Tenant’s operations relating to the Property, (ii) maintain in good condition and working order, including repair or replacement, all structural and mechanical elements of the entire Building (including, the exterior walls and windows, roof (including, the roof membrane, gutters and flashing), foundation, support columns, and similar elements of the Building, and the ventilation, air conditioning, electrical, plumbing, sprinkler, and life safety systems of the Building), and (iii) maintain in good condition and working order, including repair or replacement, all non-structural improvements located within the Common Areas (including, but not limited to, all windows, plate glass or similar breakable materials, doors and locks, plumbing fixtures, lamps, bulbs and ballasts, finishes, wall coverings, carpets, and floor coverings); provided, that any repairs necessitated by damage caused by the negligence or willful misconduct of Tenant, its agents, employees, or contractors, shall be the sole responsibility of Tenant, payable upon demand by Landlord as additional rent. If Landlord fails to make any such repairs within forty-five (45) days after receipt by Landlord of such written notice (or if more than forty-five (45) days is required because of the nature of the repairs, if Landlord fails to commence the repairs within the 45-day period and proceed diligently thereafter), then in that event Landlord will be responsible to Tenant for any and all actual damages sustained by Tenant as a result of Landlord’s breach, subject to Tenant’s good faith efforts to mitigate actual damages. Notwithstanding the foregoing, with respect to Landlord’s obligation to remedy any latent defects in existence at the Property prior to the Commendment Date, the parties will jointly agree to mutually acceptable timelines for completion of these pre-Commencement Date defects to the extent they do not materially interfere with Tenant’s business operations.
(c)    Tenant shall use the Premises in a responsible and considerate manner, acting as a good steward of the space and taking reasonable steps to) maintain all non-structural improvements located within the Premises (including, but not limited to, all windows, plate glass or similar breakable materials, doors and locks, plumbing fixtures, lamps, bulbs and ballasts, as needed, finishes, wall coverings, carpets, and floor coverings) in good condition and repair, subject to ordinary wear and tear and damage by fire or act of God. Notwithstanding the foregoing, Landlord shall be solely responsible for the regular cleaning and janitorial maintenance of the Premises, including, but not limited to, sweeping, mopping, trash removal, and other routine cleaning tasks. Tenant shall promptly notify the Landlord of any condition requiring cleaning or maintenance beyond ordinary use.
(d)    Each of Landlord and Tenant shall diligently complete any maintenance required of such party in a good, workmanlike manner, and shall take all necessary precautions to minimize any disruption to the other’s business operations at the Property. Landlord shall have the right, in its reasonable discretion, to approve or reject any contractors or workers proposed to be retained by Tenant to perform any maintenance which involves structural or mechanical elements of the Building, and Tenant shall not permit any contractors or workers to commence such work without the prior written approval of Landlord.
Section 9. Return of Premises.
(a)    At the expiration or earlier termination of this Lease in accordance with its terms, Tenant shall, at Tenant’s sole cost and expense and subject to the requirements of Section 9(b) below, remove all of Tenant’s personal property, and repair all injury done by or in connection with the installation or removal of such property, and surrender the Premises, broom clean and in as good condition as they were upon the Commencement Date, together with any improvements or alterations made to the Premises with the consent of Landlord (excluding any improvements or alterations approved by Landlord on the condition that they be removed by Tenant at the expiration or earlier termination of the Lease), reasonable wear and tear, and damage resulting from casualty or condemnation excepted. All property of Tenant remaining at the Premises after the expiration or earlier termination of this Lease shall be conclusively deemed abandoned and, at Landlord’s option, may be retained by Landlord or may be removed by Landlord, and Tenant shall reimburse Landlord for the reasonable cost of such removal plus an administrative markup of twenty percent (20%). Landlord may have any such property stored at Tenant’s risk and expense plus an administrative markup of twenty percent (20%). It is understood and agreed between Landlord and Tenant that Landlord acquired the Property on the Commencement Date after having performed any due diligence that Landlord deemed necessary or appropriate for such purpose, and Tenant shall have no obligation to repair, restore or otherwise improve the Property beyond the condition which existed as of the Commencement Date.
(b)    At the expiration or earlier termination of this Lease in accordance with its terms, Tenant shall, at Tenant’s sole cost, cause the Premises to be cleaned and sanitized from any hazardous, toxic, corrosive, explosive, reactive, or radioactive matter, substance, pollutant, waste or material for which removal is required or exposure is limited by any present or future federal, state or local laws, ordinances, rules or regulations (including the rules and regulations of the federal Environmental Protection Agency and comparable state agency) relating to the protection of human health or the environment. Tenant shall be required to engage, at its cost, a certified industrial hygienist approved by Landlord (approval of which shall not be unreasonably withheld, conditioned, or delayed) to establish compliance with the requirements of this Section 9(b). Notwithstanding the foregoing, Tenant shall not be responsible to clean or sanitize any conditions described in the preceding sentence to the extent such conditions were caused or created by Landlord or any of the other Landlord Parties (as defined below), or to the extent that any separate written agreement between Landlord and Tenant addresses the allocation of responsibilities or liabilities between Landlord and Tenant prior to the Commencement Date.
(c)    Notwithstanding the foregoing in this Section 9, with respect to Tenant’s obligation to clean and restore the clean room areas and/or the controlled environment areas (hereinafter, being referred to as “CEA”) on the Premises, upon termination or earlier expiration of the Lease, Tenant shall cause, in addition to the above obligations in this Section 9, such CEA’s to be brought into compliance with the standards of the operating procedure attached to this Lease as Exbibit C.
Section 10. Holding Over. If Tenant remains in possession of all or any part of the Premises after the expiration of the Lease Term or the earlier termination of the Lease, such tenancy shall be from month-to-month only, and not a renewal hereof or an extension for any further term, and in such event, Base Rent due hereunder shall be payable in an amount equal to 125% of the monthly installment of Base Rent paid during the last month of the Lease Term of this Lease (the “Holdover Rent”).
Section 11. Alterations. Tenant may not make any changes, alterations, improvements, or additions to the Premises or attach or affix any articles thereto without Landlord’s prior written consent, which consent Landlord shall not unreasonably withhold, condition, or delay. All alterations, additions, or improvements which may be made upon the Premises by Landlord or Tenant (except unattached trade fixtures and office furniture and equipment owned by Tenant) shall not be removed by Tenant but shall become and remain the property of Landlord. All alterations, improvements, and additions to the Premises (as permitted by Landlord) shall be done only by Landlord or contractors or mechanics approved by Landlord and shall be at Tenant’s sole expense and at such times and in such manner as Landlord may reasonably approve. If Tenant shall make any alterations, improvements or additions to the Premises, Landlord may require Tenant, at the expiration of this Lease, to restore the Premises to substantially the same condition as existed on the Commencement Date, provided that Landlord notified Tenant that it would require Tenant to remove such alterations, improvements or additions upon the expiration of the Lease at the time Tenant requested Landlord’s consent for same. Any mechanic's or materialmen’s lien for which Landlord has received a notice of intent to file or which has been filed against the Property arising out of work done for, or materials furnished to or on behalf of Tenant, its contractors or subcontractors shall be discharged, bonded over, or otherwise satisfied by Tenant within thirty (30) days following the earlier of the date Landlord receives (a) notice of intent to file a lien or (b) notice that the lien has been filed. If Tenant fails to discharge, bond over, or otherwise satisfy any such lien, Landlord may do so at Tenant’s expense, and the amount expended by Landlord, including reasonable attorneys’ fees, shall be paid by Tenant within ten (10) days following Tenant’s receipt of a bill from Landlord. Notwithstanding the foregoing, Landlord’s consent shall not be required for any alteration that satisfies all of the following criteria (each, a “Cosmetic Alteration”): (i) is of a purely cosmetic nature such as painting, wallpapering, hanging pictures and installing carpeting; (ii) is not visible from the exterior of the Building; (iii) will not affect the systems or structure of the Building; and (iv) does not require work to be performed inside the walls or above the ceiling or below the floor of the Premises.
Section 12.     Assignment and Subletting. Other than with respect to Landlord’s rights pursuant to Section 21 and Section 24 of this Lease and subject to the terms and conditions contained therein, neither Landlord nor Tenant shall have the right to assign (or, as pertains to Tenant, sublease) this Lease, nor shall Landlord lease or license space within the Building to any third party, without obtaining the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed. Any assignment, sublease by Tenant, license, or lease made otherwise than as expressly permitted by this Section 12 shall be void.
Section 13.     Damage or Destruction by Casualty. If the Building or the Premises are destroyed or damaged by any casualty to the extent that, in Landlord’s reasonable opinion the damage cannot be restored within one hundred eighty (180) days, either Landlord or Tenant shall have the right to terminate this Lease by written notice to the other within thirty (30) days following the occurrence of such damage or destruction, and upon such termination Base Rent shall be accounted for as between Landlord and Tenant as of the date of termination and this Lease shall terminate without fee or penalty and without further obligation of either party; provided, however, that Tenant and Landlord shall remain liable for any liabilities or obligations accrued through the date of termination (or which otherwise expressly survive expiration or termination of the Lease pursuant to the terms hereof). If the Building or the Premises are damaged but neither Landlord nor Tenant is entitled to or does not terminate this Lease as provided in the foregoing provisions of this Section 13, this Lease shall remain in full force and effect, Landlord shall notify Tenant in writing within thirty (30) days of the date that the damage will be restored (and will include Landlord’s good faith estimate of the date the restoration will be complete), in which case Base Rent shall abate during the period of restoration in the proportion that any portion of the Premises is not usable (and which Tenant does not use), and Landlord shall restore the Premises or the Building, as case may be, to substantially the same condition as before the damage occurred as soon as practicable. Notwithstanding anything to the contrary contained herein, Landlord shall have no obligation to restore any item that is Tenant’s responsibility to insure under this Lease (including, without limitation, any alteration or improvement performed in the Premises by Tenant), regardless of whether Tenant insures same, or fails to maintain insurance with respect to same. Tenant shall bear the responsibility for prompt restoration of all such items.
Section 14. Eminent Domain. If the whole of the Building or Premises, or such portion thereof as will make the Building or Premises unusable in the reasonable judgment of Landlord for their intended purposes, is condemned or taken by any governmental authority for any public use or purpose, then in either of said events, Landlord or Tenant may terminate this Lease by written notice to the other within thirty (30) days following the occurrence of such taking (or notice thereof), and the Lease Term hereby granted shall cease from that time when possession thereof is taken by the condemning authorities, and upon such date when possession is taken by the condemning authorities, Base Rent shall be accounted for as between Landlord and Tenant as of such date and this Lease shall terminate without fee or penalty and without further obligation of either party; provided, however, that Tenant and Landlord shall remain liable for any liabilities or obligations accrued through the date of termination (or which otherwise expressly survive expiration or termination of the Lease pursuant to the terms hereof). If a portion of the Building or Premises is so taken and this Lease is not terminated pursuant to the immediately preceding sentence, Landlord shall restore the Building or Premises, as case may be, that remains to an architecturally sound and usable unit, this Lease shall continue in full force and effect and the Base Rent due hereunder shall be reduced pro rata in proportion to the amount of the Premises, if any, so taken. Tenant shall have no right or claim to any part of any award made to, or received by, Landlord for such condemnation or taking, and all awards for such condemnation or taking shall be made solely to Landlord. Tenant shall, however, have the right to pursue any separate award that does not reduce the award to which Landlord is entitled.
Section 15. Event of Default; Landlord’s Rights and Remedies.
(a)    Tenant fails to make any payment of Base Rent The following events will be deemed to be an event of default (“Event of Default”) by Tenant under this Lease:
(i)    or any other amounts payable by Tenant under this Lease, except as otherwise allowed herein, when due under this Lease and such failure continues uncured for a period of ten (10) days after written notice of such default has been given by Landlord to Tenant; or
(ii)    Tenant shall violate or fail in the performance of any covenants, agreements, stipulations or other conditions contained herein (other than the payment of Base Rent) and such violation or failure continues for a period of thirty (30) days after written notice of such default has been given by Landlord to Tenant or, in the case of a default not curable within thirty (30) days, if Tenant shall fail to commence to cure the same within thirty (30) days and thereafter proceed diligently to complete the cure thereof.
(b)    If Tenant fails to cure any Event of Default and while such Event of Default remains uncured, Landlord, at its option, may pursue any rights or remedies, at law or in equity, available to Landlord, including the following:
(i)    Landlord may give a written termination notice to Tenant specifying a date on which this Lease shall terminate.
(ii)    Whether or not Landlord terminates this Lease pursuant to this Section 15, Landlord may at its option, but subject to applicable law, enter into and repossess the Premises or any part thereof, remove Tenant’s signs and other evidence of tenancy, and take and hold possession thereof. If Landlord does not terminate this Lease pursuant to this Section 15, entry and repossession by Landlord shall not terminate this Lease or release Tenant, in whole or in part, from any obligations under this Lease.
(iii)    Landlord may at its option, whether Landlord terminates this Lease pursuant to this Section 15, relet the Premises or any part thereof upon such terms, Rent and conditions acceptable to Landlord in its sole discretion. Landlord may make necessary repairs, alterations and additions to the Premises and redecorate the same to the extent Landlord deems reasonably necessary. If Landlord does not terminate this Lease pursuant to this Section, reletting of the Premises by Landlord shall not terminate this Lease or release Tenant, in whole or in part, from any obligations under this Lease.

(iv)    If Landlord maintains the Lease in effect without termination, Tenant shall pay to Landlord the total of: (A) the Base Rent and other costs that would be payable under this Lease by Tenant until the end of the Lease Term; plus (B) all reasonable costs directly or indirectly incurred by Landlord relating to Tenant’s Event of Default and Landlord’s repossession and reletting of the Premises, including brokerage commissions, reasonable attorneys’ fees and costs, collection costs, and alteration, repair and remodeling costs and expenses to prepare the Premises for reletting (but excluding any lease inducement or tenant allowance amounts); less (C) the rent received by Landlord, if any, from any reletting, pursuant to Landlord’s duty to mitigate damages. Tenant will pay damages monthly on the day Base Rent is payable under this Lease, and Landlord shall be entitled to recover the same from Tenant on each such day.
(v)    Landlord shall have a duty to mitigate its damages, and its damage recovery shall be reduced accordingly for actual mitigation (such as receipts of rent for re-letting) or Landlord’s failure to mitigate its damages. Notwithstanding anything else set forth in this Lease, Landlord waives any right it may have as a result of Tenant’s Event of Default (a) to accelerate the Base Rent due hereunder; or (b) to recover from Tenant the difference between the rent reserved hereunder and the fair market rental value of the Premises.
(c)    In case Landlord shall default in any representation or warranty made herein or in the performance of any covenant or agreement herein contained and such default shall continue for forty-five (45) days after receipt by Landlord of written notice thereof given by Tenant or, in the case of a default not curable within forty-five (45) days, if Landlord shall fail to commence to cure the same within forty-five (45) days and thereafter proceed diligently to complete the cure within ninety (90) days after receipt by Landlord of written notice thereof given by Tenant, then Tenant, at its option, may pursue its remedies which shall include, without limitation, the rights to: (a) declare the Lease Term ended and vacate the Premises and be relieved from all further obligations under this Lease if such breach or default has a material adverse effect upon Tenant’s ability to use or occupy the Premises and the Common Areas in the manner provided herein, provided, however, that Tenant shall remain liable for any liabilities or obligations accrued through the date of termination (or which otherwise expressly survive expiration or termination of the Lease pursuant to the terms hereof); and/or (b) incur any reasonable expense necessary to perform the obligation of Landlord specified in such notice; and/or (c) sue for injunctive relief; and/or (d) sue for specific performance; and/or (e) sue for damages; and/or (f) set off any amount expended or damages incurred by Tenant as a result of such default against any sums coming due to Landlord hereunder; and/or (g) avail itself of any other remedy provided herein or available at law or in equity. Tenant’s remedies provided for herein shall not be deemed to be exclusive of any other remedies available at law or in equity, and all of Tenant’s remedies shall be cumulative.
Section 16.     Subordination. To the extent necessary, Landlord reserves the right to place mortgages or deeds of trust on the Property, including the Building and the Premises,

superior in lien and effect to this Lease (“Mortgage”). This Lease, and all rights of Tenant hereunder, shall be subject and subordinate to any such Mortgage now or hereafter imposed by Landlord upon the Premises, Building, or Property or any part thereof; provided that, as a condition precedent to the subordination of the Lease to any future Mortgage hereinafter encumbering fee title to the Property, such lender shall have executed a subordination, non-disturbance, and attornment agreement, which is in a form reasonably requested by Landlord or Landlord’s lender and otherwise reasonably acceptable to Tenant (which acceptance may not be unreasonably withheld, conditioned or delayed), and which shall in all events, provide that the holder of such superior interest agrees that (a) Tenant’s tenancy under this Lease and possession of the Premises will not be disturbed so long as no Event of Default under this Lease by Tenant has occurred and is continuing beyond any applicable cure period, and (b) upon termination of this Lease through foreclosure of any Mortgage (or deed in lieu thereof), Tenant shall agree to accept the purchaser at the foreclosure sale (or the transferee under the deed in lieu). In the event any proceedings are brought for the foreclosure of any Mortgage on the Premises, Tenant will attorn to the purchaser at the foreclosure sale and recognize such purchaser as the Landlord under this Lease; provided the purchaser has expressly assumed, as substitute Landlord, the terms and conditions of this Lease. Tenant waives any right of election to terminate this Lease because of any such foreclosure proceedings, so long as Tenant’s rights under this Lease are preserved.
Section 17. Insurance.
(a)    Subject to Section 17(c) below, during the Lease Term, Tenant shall, at Tenant’s sole expense, procure and maintain the following insurance:
(i)     “Special Form” (formerly known as “All Risk”) insurance, including fire, extended coverage, sprinkler leakage (including earthquake sprinkler leakage), vandalism and malicious mischief, covering all of the alterations, additions, or improvements to the interior of the Premises, including the improvements installed in the Premises in connection with Tenant’s leasehold improvements, if any, and whether paid for by Landlord, by Tenant, or otherwise, and personal property, in an amount not less than 100% of their actual replacement cost. The proceeds of such insurance shall be used for the repair or replacement of the property insured, except that the proceeds attributable to the permanent Tenant improvements and alterations shall be paid and belong to Landlord, as its interests appear, and the proceeds attributable to the personal property shall be paid and belong to Tenant.
(ii)    Commercial general liability insurance for injury to or death of any person and damage to property of others in connection with the construction of improvements on the Premises and with Tenant’s use of and operations in the Premises. Such insurance shall be for $3,000,000 per occurrence and $3,000,000 annual aggregate.

(iii)    Workers’ Compensation insurance in the amount required by the state in which the Premises are located.
(b)    During the Lease Term, Landlord, at Landlord’s sole cost and expense, shall be required to insure the Building and the Premises (excluding the Tenant’s alterations and Tenant’s furniture, equipment and other personal property) against damage by fire and standard extended coverage perils and general liability insurance, in such reasonable amounts and with such reasonable deductibles as are customarily carried by landlords of Comparable Buildings. At Landlord’s option, such insurance may be carried under any blanket or umbrella policies which Landlord has in force for other buildings so long as the cost of such blanket or umbrella policy is no more expensive than an individual policy would be. Landlord may, but shall not be obligated to, carry any other form or forms of insurance as Landlord or the mortgagees or ground Landlords of Landlord may reasonably determine is advisable.
(c)    Notwithstanding anything to the contrary herein, Tenant shall have the right to self-insure its risks under this Lease upon written notice to Landlord. Any such notice by Tenant to Landlord shall satisfy the requirements of Tenant pursuant to this Section 17.
Section 18. Parking. All vehicles upon the Common Areas are to be currently licensed, in good operating condition, parked for business purposes having to do with Tenant’s business operated on the Premises, parked within designated parking spaces, and one vehicle to each space. No vehicle shall be parked as a “billboard” vehicle in the parking lot. Any vehicle parked improperly may be towed away. Tenant, Tenant’s agents, employees, vendors, customers, invitees, and guests who do not operate or park their vehicles as required shall subject the vehicle to being towed at the expense of the owner or driver. Tenant shall indemnify, hold and save harmless Landlord of any liability arising from the towing or booting of any vehicles belonging to Tenant, Tenant’s agents, employees, vendors, customers, invitees or guests; provided, that the vehicle so towed or booted is in violation of the rules and regulations set forth herein.
Section 19. Signage. Tenant shall have the right to display building standard signage at the Premises and on all Building directories, if any (collectively referred to as the “Site”). Tenant shall pay all costs for materials and labor involved in the display of any signage. Upon the expiration of the Lease Term, Tenant, at Tenant’s sole cost, shall remove the signage and restore the Site to the same condition as existed prior to the installation. Tenant shall be responsible for all costs related to any modifications and the removal of the signage and restoration of the Site. Except for the signage of Tenant described on Exhibit B attached hereto (the “Permitted Signage”), which Permitted Signage is expressly permitted hereunder and Tenant shall have no obligation to remove such Permitted Signage following the expiration of the Lease Term, any signage of Tenant located upon the Building or the Property as of the Commencement Date may be removed by Landlord after the Commencement Date without cost to Tenant.
Section 20. Notices. All notices and demands which may or are to be required or permitted to be given by either party on the other hereunder shall be in writing. All notices and demands shall be sent either by (i) United States Postal Service, postage prepaid, certified mail/

return receipt requested; or (ii) by personal service to a representative of the receiving party; or (iii) by nationally recognized overnight air courier service. All such notices and demands shall be addressed as follows:

If to Landlord:	MiniMed Puerto Rico Operations LLC 18000 Devonshire Street Northridge, California 91325 U.S.A Attention: Facilities Department

With a copy to:	Legal Department MiniMed Puerto Rico Operations LLC 18000 Devonshire Street Northridge, California 91325 U.S.A

If to Tenant:	Medtronic Puerto Rico Operations Co. c/o Medtronic, Inc. 710 Medtronic Parkway Minneapolis, MN 55432 Attention: Real Estate Department

With a copy to:	Medtronic, Inc. 710 Medtronic Parkway Minneapolis, MN 55432 Attention: Legal Department
Landlord and Tenant may each, from time to time, specify, by giving fifteen (15) days’ notice to each other party, (i) any other address in the United States or Puerto Rico as its address for purposes of this Lease and (ii) any other person or entity in the United States or Puerto Rico that is to receive copies of notices, offers, consents and other instruments hereunder. Any such notice or demand shall be deemed given on the earliest of (a) on the date deposited in an official U.S. Postal Service receptacle if delivered via the United States Postal Service; (b) on the first business day after deposit with an overnight air courier service with instructions to deliver on the next business day; or (c) on the date of actual delivery. If a party refuses to accept a notice or demand, the notice or demand will be deemed to have been delivered on the date tendered but rejected.
Section 21. Right of First Refusal.
(a)    At any time during the Lease Term, if Landlord shall desire to sell the Property (or any portion thereof) and shall receive a bona fide written offer from any third party, Landlord shall by written notice to Tenant, offer to Tenant the right to enter into a contract for the purchase of the Property on the terms set forth in such bona fide written offer and Tenant shall have twenty (20) business days after receipt of such notice and offer in which to accept in writing such terms and conditions. Upon any acceptance of such offer by Tenant, Landlord and Tenant shall enter into a contract for the purchase of the Property upon the terms and conditions specified in the notice from Landlord to Tenant (“Property Purchase”). In the event that Landlord or its successor requires a lease-back or similar arrangement of any portion or all of the Landlord Premises to continue its business operations, Tenant, as new landlord, will be required to permit Landlord such continuance for a term of up to two (2) years from closing of such transaction at a rental rate to be mutually agreed upon by the parties. The parties agree Landlord shall be permitted to seek an opinion from a qualified appraiser with at least ten (10) years’ experience conducting appraisals in Juncos, Puerto Rico, and which appraiser shall be selected by Landlord and approved by Tenant, such approval not to be unreasonably withheld, conditioned or delayed with the understanding that such appraisal shall inform a basis for the mutually agreed upon rental rate.
(b)    In the event that Tenant shall fail to accept the terms and conditions of sale by written notification to Landlord prior to the expiration of such twenty (20) business day period, Landlord shall thereafter be free to sell the Property to such third party pursuant to the original bona fide written offer for a period of nine (9) months on the same terms and conditions contained in the original bona fide offer. The right of first refusal contained in this Section 21(a) shall not apply to a foreclosure or similar sale of the Property by any holder of a mortgage on the Property or to the granting of a deed in lieu of foreclosure by Landlord to such holder and shall not apply to the subsequent sale of the Property by a purchaser of the Property at a foreclosure or a similar sale or by the grantee of a deed in lieu of foreclosure.
At any time during the Lease Term, any transaction that would result in a change in control of Landlord shall be treated as an offer to purchase the Property for purposes of this Section 21, with the proposed purchase price for the Property to be established by an appraisal to be provided by Landlord to Tenant in the same manner that a bona fide written offer from any third party would otherwise be provided pursuant to the requirements of this Section 21. Any such appraisal shall be performed by a qualified appraiser with at least ten (10) years’ experience conducting appraisals in Juncos, Puerto Rico, and which appraiser shall be selected by Landlord and approved by Tenant, such approval not to be unreasonably withheld, conditioned or delayed. The term “change in control” shall mean the transfer of ownership, directly or indirectly, of at least fifty one percent (51%) of the voting securities of, or possession of the right to vote, in the ordinary direction of its affairs, of at least fifty one percent (51%) of the voting interest in any entity. Should Tenant elect to exercise its right under this Section 21(c), Tenant, as new landlord following the closing of its purchase of the Property, will be required to permit Landlord or its successor in interest to continue its business operations throughout the Landlord Premises for a term of up to two (2) years from closing of such transaction at a rental rate to be mutually agreed upon by the parties. The parties agree Landlord shall be permitted to seek an opinion from a qualified appraiser with at least ten (10) years’ experience conducting appraisals in Juncos, Puerto Rico, and which appraiser shall be selected by Landlord and approved by Tenant, such approval not to be unreasonably withheld, conditioned or delayed with the understanding that such appraisal shall inform a basis for the mutually agreed upon rental rate.
Section 22. Landlord’s Right of Access. Upon at least twenty-four (24) hours prior written notice (except in the case of an emergency, in which only such notice shall be required as the circumstances reasonably and safely allow), which may be delivered by e-mail, Landlord shall have the right to enter upon the Premises at all reasonable hours for the purpose of inspecting the Premises, for the purpose of making repairs or providing services, or for any other lawful purpose; provided, such entry shall not unreasonably interfere with the conduct of Tenant’s business, and such entry shall be subject to such reasonable security or safety measures as may then be required by Tenant. Landlord’s notice to Tenant of Landlord’s proposed entry shall state the purpose of the entry and shall identify the persons making the entry. Notwithstanding anything herein to the contrary, any guests accompanying Landlord must disclose their identity to Tenant upon request. Tenant reserves the right to have Tenant’s representative or employee accompany Landlord and its visitors. For a period commencing twelve (12) months prior to the expiration of this Lease, Landlord may have reasonable access to the Premises upon at least twenty-four (24) hours’ notice for the purpose of exhibiting the Premises to prospective tenants. Landlord, in exercising these rights, (a) shall minimize any interruption with Tenant’s business operations (and such entry shall be subject to such reasonable security or safety measures as may then be required by Tenant), and (b) shall repair, restore and redecorate any damage to the Premises caused by or at the direction of Landlord in exercising such rights.
Section 23. Indemnification.
(a)    Tenant shall indemnify, defend, protect, and hold harmless Landlord, its subsidiaries, affiliates, partners, sub-partners, members and their respective officers, directors, shareholders, partners, agents, servants, employees, invitees, vendors, contractors and independent contractors (collectively, “Landlord Parties”) from any and all losses, claims, actions, causes of action, liabilities, penalties, damages, costs and expenses (including reasonable attorneys’ fees) (collectively, “Claims”) incurred in connection with or arising from (i) any gross negligence or willful misconduct of Tenant or of the contractors, vendors, agents, servants, employees, invitees, guests or licensees of Tenant (collectively, “Tenant Parties”) in or upon the Property, or (ii) any Tenant EtO Activities or any failure by Tenant to secure any necessary permits or comply with any applicable laws in connection with Tenant EtO Activities (but excluding any Claims to the extent arising from Landlord EtO Activities ), or (iii) any material breach of the terms of this Lease by Tenant, including, without limitation, any Claims resulting from any failure by Tenant to comply with the requirements of Section 5(e) above with respect to the operation of Tenant’s business at the Property; provided, that the terms of the foregoing indemnity shall not apply to the extent any Claim is indemnifiable by Landlord pursuant to Section 23(b) hereof. Notwithstanding the foregoing, but without Landlord waiving any rights of any third parties, Landlord agrees that Tenant shall not be liable to Landlord hereunder to the extent that any Claims that Landlord’s employees, workers or contractors sustain in carrying out their normal assigned and agreed upon duties are covered by proceeds from a claim or claims for Workers Compensation or similar employee welfare benefits or otherwise covered by insurance carried by Landlord. The provisions of this Section 23(a) shall survive the expiration or sooner termination of this Lease with respect to any Claims or liability arising in connection with any event occurring prior to such expiration or termination.
(b)    Landlord shall indemnify, defend, protect, and hold harmless the Tenant Parties from any and all Claims incurred in connection with or arising from (i) any gross negligence or willful misconduct of the Landlord Parties in or upon the Property, (ii) any Landlord EtO Activities or any failure by Landlord to secure any necessary permits or comply with any applicable laws in connection with Landlord EtO Activities (but excluding any Claims to the extent arising from Tenant EtO Activities) or (iii) any material breach of the terms of this Lease by Landlord, including, without limitation, any Claims resulting from any failure by Landlord to comply with the requirements of Section 5(e) above with respect to the operation of Landlord’s business at the Property; provided, that the terms of the foregoing indemnity shall not apply to the extent any Claim is indemnifiable by Tenant pursuant to Section 23(a) hereof. Notwithstanding the foregoing, but without Tenant waiving any rights of any third parties, Tenant agrees that Landlord shall not be liable to Tenant hereunder to the extent that any Claims that Tenant’s employees, workers or contractors sustain in carrying out their normal assigned and agreed upon duties are covered by proceeds from a claim or claims for Workers Compensation or similar employee welfare benefits or otherwise covered by insurance carried by Tenant. The provisions of this Section 23(b) shall survive the expiration or sooner termination of this Lease with respect to any Claims or liability arising in connection with any event occurring prior to such expiration or termination.
(c)    For the avoidance of doubt, notwithstanding any other agreements between the parties, this Section 23 shall govern and control the indemnification obligations of the parties with respect to each party’s respective rights and obligations under this Lease.
Section 24. Restrictions on Use and Management by Landlord.
(a)    During the Lease Term and except as otherwise provided under Section 12 hereof, Landlord shall have no right to assign, delegate, or transfer its responsibilities or performance of any of its obligations under this Lease (“Delegation”)without the prior written consent of Tenant, which consent shall not be unreasonably withheld, conditioned or delayed. Any Delegation arrangements or agreements made by Landlord otherwise than as expressly permitted by this Section 24 shall be void, except that the foregoing restriction shall not prevent Landlord from contracting, at Landlord’s sole cost, with a professional property management company to administer the operation and maintenance of the Property in accordance with the terms of this Lease.
(b)    During the Lease Term, Landlord, other than as permitted in the foregoing Section 24(a), shall have no right to allow a third party, whether by license, services agreement, or similar agreement, to conduct any business (including, without limitation, any business operations undertaken on behalf of Landlord) within the Building (“Third Party Operation”) without the prior written consent of Tenant, which consent shall not be unreasonably withheld, conditioned or delayed. Any Third-Party Operation arrangements or agreements made by Landlord otherwise than as expressly permitted by this Section 24 shall be void.
(c)    Miscellaneous.
(d)    No security deposit shall be required hereunder.
(e)    Landlord and Tenant are not and will not be considered joint venturers nor partners and neither has the power to bind or obligate the other except as set forth herein.
(f)    Should any one or more provisions of this Lease be determined to be illegal or unenforceable, all other provisions will nevertheless be effective.
(g)    The captions to the sections of this Lease are inserted only as a matter of convenience and for reference only, and in no way affect this Lease.
(h)    Time whenever mentioned in this Lease is of the essence.
(i)    So long as Tenant does not commit an Event of Default, Tenant shall peaceably and quietly hold and enjoy the Premises for the Lease Term, without hindrance or interruption by Landlord or anyone claiming by or under Landlord.
(j)    One or more waivers of any covenant, term, or condition of this Lease by either party may not be construed as a waiver of a subsequent breach of the same covenant, term, or condition.
(k)    The performance of any obligation or undertaking provided for herein by Landlord or Tenant, other than a monetary obligation, shall be excused and no Event of Default shall be deemed to exist in the event, and so long as, the performance of any such obligation is prevented, delayed, retarded or hindered by act of God, fire, earthquake, flood, explosion, war, invasion, insurrection, riot, mob violence, sabotage, failure of transportation, strikes, lockouts, action of labor unions, condemnation, requisition, Public Health Concern (as defined below), laws, orders of governmental or civil or military or naval authorities, or any other cause beyond the control of the Landlord or Tenant other than lack of funds. For purposes of this Lease, “Public Health Concern” means any one or more of the following: epidemics; pandemics; plagues; viral, bacterial or infectious disease outbreaks; public health crises; national health or medical emergencies; governmental restrictions on the provision of goods or services or on citizen liberties, including travel, movement, gathering or other activities, in each case arising in connection with any of the foregoing, and including, but not limited to, governmentally mandated closure, quarantine, “stay-at-home”, “shelter-in-place” or similar orders or restrictions; or workforce shortages or disruptions of material and/or supply chains resulting from any of the foregoing.
(l)    The laws of Puerto Rico will govern the interpretation, validity, performance, and enforcement of this Lease.
(m)    Whenever herein the singular number is used, the same shall include the plural, and words of any gender shall include each other gender.
(n)    The terms, provisions and covenants contained in this Lease shall apply to, inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors in interest and legal representatives.
(o)    Landlord shall have no lien upon or security interest in any furniture, fixtures, equipment, inventory, merchandise and other personal property belonging to Tenant and located in, on or about the Premises at any time while this Lease is in effect, whether such items are presently owned by Tenant or are after acquired, and Landlord hereby disclaims and releases any such lien or interest otherwise arising under applicable law.
(p)    This Lease contains the entire agreement between the parties, and no agreement shall be effective to change, modify or terminate this Lease in whole or in part unless such is in writing and duly signed by the party against whom enforcement of such change, modification or termination is sought.
(q)    If suit should be brought for recovery of the Premises, or for any sum due under this Lease, or because of any act arising out of Tenant’s possession of the Premises, or because of an alleged default by Landlord, the prevailing party shall be entitled to all reasonable costs and legal fees incurred in connection with such action.
(r)    This Lease may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Signatures transmitted by facsimile or email, through scanned or electronically transmitted .pdf, .jpg or .tif files, shall have the same effect as the delivery of original signatures and shall be binding upon and enforceable against the parties hereto as if such facsimile or scanned documents were an original executed counterpart.
(s)    Each of Landlord and Tenant represents and warrants to the other that it has not dealt with any broker in connection with this Lease. Tenant shall indemnify and hold Landlord harmless from all claims of any other brokers claiming to have represented Tenant in connection with this Lease. Landlord shall indemnify and hold Tenant harmless from all claims of any other brokers claiming to have represented Landlord in connection with this Lease. The obligations of this paragraph shall survive the expiration or earlier termination of this Lease in accordance with its terms.

(t)    Subject to the requirements of Section 21 hereof, Landlord shall have the right to assign this Lease in connection with any sale or transfer of the Property; provided, however, that Landlord shall provide Tenant will notice of any such assignment at least thirty (30) days in advance and any such assignee shall expressly assume all obligations and liabilities of Landlord under this Lease, in writing, at such time as Landlord transfers title to the Property to any such assignee.
(u)    Landlord and Tenant each agree that this Lease may not be recorded.
[SIGNATURE PAGE FOLLOWS]

The parties have caused this Lease to be executed on the Effective Date first above written.

LANDLORD:

MINIMED PUERTO RICO OPERATIONS LLC

By:
Name:
Title:
Date:

TENANT:

MEDTRONIC PUERTO RICO OPERATIONS CO.

By:
Name:
Title:
Date:

EXHIBIT A-1
LEGAL DESCRIPTION OF THE LAND

EXHIBIT A-2
DEPICTION OF THE PREMISES AND THE LANDLORD PREMISES

EXHIBIT B
DESCRIPTION OF PERMITTED SIGNAGE

EXHIBIT C
CEA PROCEDURE